Exhibit 99.1

Inland Western Retail Real Estate Trust, Inc.
Annual Stockholder Meeting

November 13, 2007
10:00 am (Central)
2901 Butterfield Road
Oak Brook, IL 60523

We need your help!  Please ask your clients to vote as soon as possible.

Every Stockholder Vote is Important!

Stockholders Are Being Asked to Vote on the Following Proposals:

•     Ratification of our entry into the Merger Agreement to acquire our Business Manager/Advisor and Property Managers and our approval of the Merger;

•     Election of seven directors;

•     Ratification of appointment of KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year; and,

•     To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

To assist us in obtaining stockholder votes, we have retained Morrow & Company as our proxy solicitor. Morrow & Company will be calling stockholders who have not voted. To eliminate such telephone calls and to assist in reducing our expenses related to the proxy, please ask your stockholders to vote as soon as possible.

Proxies were mailed in September to registered representatives and stockholders of record as of August 31, 2007.

With the control number located on the proxy card, a stockholder may vote 24 hours a day either by:

Phone: 800-868-5614

Electronically: www.proxyvoting.com/INWEST

If the stockholder does not have the control number, he or she may vote by calling

Morrow & Co., Inc. 8:00 am to 5:00 pm Central Time at:

Phone: 800-573-4804

Thank you for your business.

For further information, please contact your Inland regional sales team at:

• • • •	East Midwest North West	888-820-3974 800-323-6122 866-833-5255 866-624-2603

For Broker/Dealer Use Only. Dissemination to prospective investors prohibited. This is neither an offer to sell nor a solicitation of an offer to buy any security, which can be made only by the prospectus which has been filed or registered with appropriate state and federal regulatory agencies, and sold only by broker/dealers authorized to do so.

The Inland name and logo are registered trademarks being used under license.

This material has been prepared by Inland Securities Corporation, dealer manager for Inland Western Retail Real Estate Trust, Inc. Inland Securities Corporation is a member of the Financial Industry Regulatory Authority.

In connection with the proposed merger, Inland Western has filed a definitive proxy statement with the SEC on September 10, 2007. Stockholders and investors are advised to read the proxy statement that was mailed to them on or about September 13, 2007 as it contains important information about the parties to the merger. Certain of Inland Western’s officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed merger. Information regarding such individuals is included in Inland Western’s Annual Report on Form 10-K, as amended by Inland Western’s Annual Report on Form 10K/A previously filed with the SEC, and in the definitive proxy statement. Stockholders and investors may obtain additional information regarding the interests in the merger of Inland Western and its directors and executive officers, which may be different than those of the Inland Western’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, which were filed with the SEC. Stockholders and investors may obtain a free copy of the proxy statement and other relevant documents when they become available, as well as other materials filed with the SEC concerning Inland Western at the SEC’s website at http://www.sec.gov. Copies of these materials and other documents also may be obtained at no charge from: Inland Western Retail Real Estate Trust, Inc., 2901 Butterfield Road, Oak Brook, IL 60523, attention Vice President – Administration.

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Inland Securities Corporation 2901 Butterfield Road Oak Brook, Illinois 60523